Exhibit 10.1

PROPERTY OPTION AGREEMENT

Dated this 28th day of March, 2012 in the City of Reno, in the State of Nevada, USA.

BETWEEN:

SOURCE GOLD CORP., a corporation duly incorporated under the laws of the Nevada,

U.S.A. with its head office located at 2 Toronto Street, Suite 234, Toronto, Ontario, M5C

2B5;

("SGC")

AND:

BLAIR NAUGHTY, an individual residing at 2606-400 Capilano Road, Port Moody,

British Columbia, V3H OE 1;

("BN")

WHEREAS:

A. BN is the legal and beneficial owner of all mineral interests in and to 3 quartz claims located in British Columbia, as more particularly described in Schedule "A" attached hereto, and all appurtenances thereto   and all data and information related thereto (collectively, the "Property");

B.SGC wishes to acquire the Option (as defined hereinafter) to earn 100% interest in and to the Property and BN is willing to grant the Option upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS HEREINAFTER SET OUT, THE PARTIES HERETO AGREE AS FOLLOWS:

1. DEFINITIONS

In this Agreement, the following terms will, except where inconsistent with the context, have the following meanings:

“Agreement” means this Property Option Agreement, together with the schedules attached hereto, as amended, supplemented or restated from time to time.

"Applicable Law" means, with respect to any person, property, transaction, event or other matter, any existing law, rule, statute, regulation, order, judgment, decree, treaty, grant, concession, franchise, licence or other requirement of any federal, regional, state, provincial, local, municipal, or international governmental or non-governmental body having the force of law (collectively, the "Law") relating or applicable to such person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any existing formal and binding interpretation of the Law (or any part thereof) by any person having jurisdiction over it, or charged with its administration or interpretation.

"Business Day" means a day, excluding a Saturday or Sunday, on which banks in the

State of Nevada are generally open for ordinary banking business.

"Commercial Production" means, and is deemed to have been achieved, when the concentrator processing ores, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of design capacity or, if a concentrator is not erected on the Property, when ores have been produced for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a feasibility study recommending placing the Property in Commercial Production.

"Confidential Information" of a Party at any time means all information relating to the business, affairs, financial condition, assets, operations, prospects, trade secrets and other data in respect of such Party or any of its affiliates which, (a) at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by each other Party or its Representatives as being confidential, and (b) has been or is from time to time made known to or is otherwise learned by any other Party or its Representatives as a result of the matters provided for in this Agreement, including all notes, analyses, compilations, evaluations, studies, maps, computer programs or data or other documentation or information whatsoever relating to the Party, or prepared by the recipient, its Representatives or others containing or based upon, in whole or in part, such information and all non-public information obtained by visiting the facilities of the Party or its affiliates; but not including any information that at such time:

(i) has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives;

(ii) was rightly available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement; or

(iii) becomes rightly available to the other Party or its Representatives on a non confidential basis from a person other than the first-mentioned Party or any of its Representatives who is not, to the knowledge of such other Party or its Representatives, otherwise bound by confidentiality obligations to such first mentioned Party in respect of such information or otherwise prohibited from transmitting the information to the other Party or its Representatives;

"Effective Date" means the date first written above.

"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or first offer or first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, royalty, carried interest, deferred obligation or similar right or encumbrance.

"Environmental Laws" means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, Effectives, notices, licenses, permits or directives of any federal, territorial, provincial or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to: noise; pollution or protection of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic Substances; or (v) the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

"Expenditures" means, without limitation, all costs and expenses incurred by a Party on the Property including without limitation monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other surface and underground work, assaying and metallurgical testing and engineering and costs, fees and expenses which may be paid to obtain feasibility, engineering or other studies or reports on or with respect to the Property or any part of it, and in acquiring facilities for the Property and equipping the Property for and commencing Commercial Production (as hereinafter defined), including without limitation all taxes, management, legal and land fees associated with the management of the Property, the costs, fees and expenses of recording work for assessment credit under applicable legislation and property and mining taxes relating to or in respect of the Property; and in paying the fees, wages, salaries, travelling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to or for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in" accordance with industry standards.

"Force Majeure" means acts of God and of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests, and orders of courts or other lawful authorities, civil disturbances, Government and military actions, strikes, and any other causes not within the control of the party claiming a suspension, which by the exercise of due diligence, such party will not be able to avoid or overcome.

“Net Proceeds" means the Sale Proceeds of Precious Metals less the Mining and Smelting Costs of Precious Metals.

"Mining and Smelting Costs" means the following charges levied by third parties to the extent that they are not deducted by the purchaser in computing payment:

(a) assay costs and umpire assay costs charged by any mint, smelter, refinery or other purchaser;

(b) smelting and refining charges, penalties, and the reasonable cost of transportation and handling of such minerals, concentrates, metals (including bullion) or products from the Property to any mint, smelter, refinery or other purchaser; and

(c) related insurance on such minerals, concentrates, metals (including bullion) or products from the Property.

"Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns.

"Precious Metals" is defined as gold, silver, platinum, palladium and rare earth elements.

"Property" means 3 mineral claims located in the Province of British Columbia as more particularly described in Schedule "A" attached hereto, all appurtenances thereto and all data and information related thereto.

"Representatives" with respect to any Party means its affiliates and its and their respective directors, officers, employees, agents, counsel, consultants and other representatives and advisers

"Royalty" means a net smelter return royalty whereby the Mining and Smelting Costs (as hereinafter defined) attributed to the production of Precious Metals (as hereinafter defined) on the Property will be deducted by SGC from the actual proceeds of the sale of Precious Metals mined from the Property, determined on a quarterly basis, with the 3.0% Royalty calculated on the Net Proceeds (as hereinbefore defined), as outlined in the following formula: Royalty= 0.030 x Net Proceeds.

"Sale Proceeds" means actual proceeds received from any mint, smelter, refinery or other purchaser from the sale of minerals, concentrates, metals (including bullion) or products derived from the Precious Metals on the Property and sold.

"OTCBB" means the Over-the-Counter Bulletin Board.

2. GRANT OF OPTION

For $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BN hereby grants to SGC the sole and exclusive right and option (the "Option") to acquire 100% undivided right, title and interest in and to the Property in accordance with the terms of this Agreement.

3. CONSIDERATION

3.1 In consideration of the grant of the Option, SGC will:

(a) pay to BN $ 5,000 within 5 days of the Effective Date;

(b) issue to BN:

(i) 1,000,000 common shares in the capital of SGC on the Effective Date; which Common Shares will be subject to such hold periods that are prescribed by the securities laws of the United States of America.

3. 2 In order to maintain in force the Option granted to it, and to exercise the Option, SGC must also incur the following Expenditures for the purposes of developing the Property:

(a) the sum of $ 25,000 on or before September 15, 2013.

4. EXERCISE OF OPTION

The Parties agree that once SGC has completed all of the obligations set forth in section 3.1 and 3.2, all within the prescribed periods, SGC will have the right, by giving the Exercise Notice (as defined below) to BN, to become the owner of 100% interest in the Property.

5. ACCELERATION OF THE OPTION

5.1 Provided that SGC has met its obligations as set forth in sections 3.1 and 3.2 above, SGC will have acquired the Option, subject to SGC notifying BN that it has satisfied all the necessary conditions to acquire the Option (the "Exercise Notice").

5.2 Upon receipt of the Exercise Notice from SGC, 100% of BN's undivided right, title and interest in and to the Property will immediately vest in SGC.

6. OPERATOR

The Parties agree that SGC will be the operator (the "Operator") and as such will have the responsibility to execute the work programs on the Property.

7. TITLE

BN will transfer or cause to transfer all registered title to the Property to SGC or SGC's agent or nominee immediately upon receipt of the Exercise Notice. BN will do all such things and execute all such documents, or letters or notifications, or cause to do all such things and execute all such documents, or letters or notifications, as are necessary to transfer all legal title to the Property to SGC or SGC's agent or nominee.

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties of the Parties. SGC and BN hereby represent and warrant to each other as follows:

(a) Due Authorization. It has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and the delivery of the Agreement have been duly authorized by all necessary action on its part

(b) Enforceability of Obligations. This Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

(c) No Conflict. The execution, delivery and performance of this Agreement by it do not and will not constitute a breach or violation of the provisions of its constating documents or any contract, agreement or instrument to which it is a party or by which it is bound or any Applicable Law.

8.2 Representations and Warranties of BN. BN represents and warrants to SGC that:

(a) Title. BN is the legal owner and holds a 1 00% interest in the Property, free and clear of any lien, claim or encumbrance, and has good and sufficient right, power and authority to enter into and deliver this Agreement and to perform the transactions contemplated hereby, and the provisions hereof constitute legal, valid and binding obligations of BN enforceable in accordance with their terms;

(b) Staking. The Property has been located in accordance with all applicable laws, and in accordance with industry standards and in a good workmanlike manner and are not in conflict with any prior surface rights

(c) Property Standing. The Property has been located in accordance with all applicable laws, and in accordance with industry standards and in a good workmanlike manner and are not in conflict with any prior surface rights and is in good standing under the laws of the Province of British Columbia, Canada.

(d) Liabilities and Agreements BN has no liabilities or agreements regarding the Property.

(e) Filings. BN has made all required payments and filings under applicable tax Legislation relating to the Property and no administrative proceedings, litigation or arbitration is in process, threatened or pending in relation to such taxes.

(f) Approvals and consents. No approvals are required under the laws of any applicable jurisdiction or any third parties for the direct or indirect acquisition of an interest in the Property by SGC.

(g) Information. All information made available in writing to SGC regarding the Property and BN is or will be at the time of delivery true and accurate, including the Property Purchase Agreement between BN and GM,

(h) Good Standing. BN will maintain the mineral claims in good standing until completion of the transfer of the Property as set out in this Agreement.

(i) Costs and expenses. All administrative costs related to the Property, including but not limited to taxes and annual payments will be borne by BN until SGC has exercised the Option and acquired the Property as set out in this Agreement.

(j) Claims. The Property is properly and accurately described in Schedule A attached hereto.

(k) Environmental Laws. All past and current operations on and relating to the Property have been or are being carried on in compliance with all applicable federal, provincial and municipal laws, including Environmental Laws.

(l) Spills. There have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Property or the environment surrounding it.

(m) Zoning. BN is not aware of any restriction on the zoning of the Property or any proposed change to such zoning which would hinder or prohibit SGC's intended use for exploration and mining activity.

(n) Other Agreements. The operation of the Property is not subject to any written or verbal operating, management, maintenance or other agreement, and SGC will not be bound to assume any such contract.

8.3

Representations and Warranties of SGC. SGC represents and warrants to BN that:

(a) Incorporation. SGC is a corporation duly incorporated under the laws of its jurisdiction of incorporation and is validly existing and not in default under such laws; and has the requisite corporate power to own and operate its d assets and to carry on its business as presently conducted.

(b) Liabilities. SGC has no liabilities which would prevent it from executing this Agreement.

(c) Consent and Approvals. No approvals are required under the laws of any applicable jurisdiction or from any third parties for the exercise of the Option and acquisition of the Property by SGC.

(d) Information. All information made available in writing to BN is or will be at the time of delivery true and accurate, to the best of the knowledge of SGC.

9. ROYALTY

9. 1 BN and SGC acknowledge that the completion of the obligations as outlined in sections 3.1 and 3.2 of this Agreement will result in SGC acquiring 100% equitable and beneficial interest in the Property, subject to BN retaining a 3.0% Royalty in the Property, of which SGC will be entitled to purchase 2.0% as set forth in section 9.3 below.

9.2 The Royalty will be paid on or before 90 days after the end of the quarterly financial reporting period of SGC once Commercial Production commences on the Property.

9. 3 In the event that Commercial Production is achieved on the Property, SGC will have the right to purchase 2.0% of the Royalty held by BN for $ 2,000,000 for 7 years following the Effective Date.

9.4 In the event that BN wishes to sell, or receives any good faith offer from a third party for the purchase of all or part of BN's interest in the Royalty in the Property, then BN shall give written notice to SGC of all the material terms of such proposed sale. SGC shall have 90 days, calculated from the date of receipt of the written notice from BN within which to elect to purchase BN's Royalty in the Property. If SGC does not make an election to purchase within such 90 day period, then SGC shall be deemed to have elected not to purchase BN's Royalty in the Property, and BN may thereafter sell the Royalty in the Property to a third party, on terms no more favourable to such third party, than the terms offered to SGC within the 30 day period immediately following SGC's 90 day election period. If BN does not complete the sale of BN's Royalty in the Property within such 30 day sale period, then SGC shall once again have the right of first refusal to purchase all or any part of BN's Royalty in the Property not sold by BN

10. ASSIGNMENT

SGC may, at its discretion, assign this Agreement with BN's written consent and such consent shall not be unreasonably withheld. This Agreement, if assigned, will remain in full force and effect with the underlying benefits and of the 3. 0% Royalty remaining to the benefit of BN, or bought down by SGC or its assign in accordance with the terms and conditions of this Agreement.

11. AREA OF COMMON INTEREST

11.1 The Parties agree to the establishment of an area of common interest which covers all land within 2 kilometers of the boundary of the Property.

11.2 In the event that BN would acquire, directly or indirectly, mining permits in the area of common interest, BN must first offer the acquired mining permits to SGC at staking cost plus 20%. BN will deliver to SGC notice (the "Permit Notice") of such offer. The Permit Notice will specify the consideration to be paid under the acquisition, together with all other terms and conditions of the acquisition. For a period of 30 days following the date of delivery to SGC of the Permit Notice, SGC will have the exclusive right to purchase the acquired mining permits for the same consideration and on the same terms and conditions specified in the Permit Notice by giving notice to BN. If SGC does not give notice to BN within such 30 day period, BN would be free to keep the acquired mining   permits and ultimately sell them to a third party.

11.3 In the event that SGC would acquire, directly or indirectly, mining permits in the area of common interest, the acquired mining permits would fall under the terms of the Agreement.

12. RIGHTS OF SGC

12.1 BN hereby acknowledges and agrees that, upon execution of this Agreement, SGC is entitled to:

(a) conduct such prospecting, exploration and development and other mining exploration work as SGC in its sole discretion may determine advisable;

(b) bring upon and/or erect upon the Property, or any portion thereof, such facilities as SGC may deem advisable; and

(c) remove and dispose of reasonable quantities of ores, mineral and metals for the purposes of obtaining assays or making other tests.

Despite the generality of the foregoing, for the duration this Agreement, SGC will keep the Property free and clear of all charges, encumbrances and claims, except the Royalty described herein and any government royalty.

13. GENERAL TERMS

13.1Expenses. Each Party will be responsible for all legal and other expenses incurred by it  in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

13.2 Announcements. The Parties acknowledge that they may be required to make a public announcement regarding the arrangements contemplated by this Agreement upon execution thereof. If such disclosure is required, the Parties will consult regarding the wording and issuance of public disclosure.

13.3 Confidentiality. Each Party will and will cause each of its Representatives to hold in strictest confidence and not use in any manner, other than as contemplated by this Agreement, any Confidential Information of the other Parties during the term of this Notwithstanding the foregoing, each Party may disclose Confidential Information to its  Representatives or to any third party, provided that it procures that the Representative or proposed third party will be bound by the confidentiality undertakings set out in this Agreement.

13.4 Indemnification. BN will indemnify and save harmless SGC from and against all suits, claims, demands, losses and expenses arising out of operations conducted upon the Property by BN or its contractors prior to the date of the Agreement. Each Party will indemnify and hold the other Parties harmless in respect of any claim, demand, action cause of action, damage, loss, cost, liability or expense which may be made or brought against any other Party or which such Party may suffer or incur directly or indirectly as a   result of, in respect of or arising out of the first Party concurring from any incorrectness in or breach of any representation or warranty contained in this Agreement.

13.5 No Pledge. Neither Party can pledge or otherwise encumber its interest in the Property without the written consent of the other Party hereto, including royalties or any other financing instrument.

13.6 Notices. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement will be in writing and will be effectively given' and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

If to BN:

Mailing Address	2606-400 Capitano Road Port Moody, British Columbia, V3H OE1
Fax Number	604 469 6857
E-mail Address	criercapital@yahoo.com

If to SGC:

Mailing Address	2 Toronto Street, Suite 234 Toronto, Ontario M5C 2B5
Phone Number	289 208 6664
E-mail Address	Lauren-sourcegoldcorp@hotmail.com

Any such communication so given or made will be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day in the place the communication is received and the communication is so delivered, faxed or sent before 4:30 p.m. on such day in the place the communications is received. Otherwise, such communication will be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail will be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided· however that no such communication will be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner will be deemed to have been given or made and to have been received only upon actual receipt.

13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. Any amendments to this Agreement may only be made in writing and which must be executed by the authorized representatives of the Parties hereto.

13.8 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by any Party of any default, breach or noncompliance under this Agreement will not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non observance (whether of the same or any other nature).

13.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from 'the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.10 Further Assurances. Each Party will promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and matters in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement.

13.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the United States of America applicable therein

13.12 Arbitration. If there is any disagreement, dispute or controversy (a "Dispute") between the Parties with respect to any matter arising under this Agreement or the construction hereof, then the dispute will be determined by arbitration in accordance with following procedures:

(a) the Parties to the dispute will appoint a single mutually acceptable arbitrator. If the Parties cannot agree upon a single arbitrator, then the Party on one side of the dispute will name an arbitrator, and give notice thereof to the Party on the other side of the Dispute;

(b) the Party on the other side of the dispute will within 14 days of the receipt of notice, name an arbitrator; and

(c) the two arbitrators so named will, within seven days of the naming of the later of them, name a third arbitrator.

If the Party on either side of the Dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the Dispute. The arbitration will be conducted in Reno in the State of Nevada, pursuant to the arbitration laws of the State of Nevada. The decision will be made within 30 days following the naming of the latest of them, will be based exclusively on the advancement of the exploration, development and production work on the Property and not on the financial circumstances of the Parties. The costs of arbitration will be borne equally by the Parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

13.13 Successors and Assigns. This Agreement will enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.

13.14 Termination of Agreement. This is an option agreement only and SGC will not be obligated to make any payments and any share issuances in respect of this Agreement. Should SGC wish to terminate this Agreement at any time it will give notice to BN and this Agreement will be deemed to have been terminated upon receipt of such written notice (the "Termination Notice") by BN. In such event, the Property will be returned to BN within 30 days from receipt of the Termination Notice and SGC will have no additional commitments hereunder.

13.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original, faxed form or email form and the Parties adopt any signatures received by a receiving fax machine or email as original signatures of the Parties; provided, however, that any Party providing its signature in such manner will promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed or emailed.

13.16 Force Majeure. If either Party is rendered unable in whole or in part, by Force Majeure, to perform or comply with any obligation of this Agreement, upon giving notice and full particulars to the other Party, such obligation will be suspended during the continuance of the inability so caused and such Party will be relieved of liability for failure to perform the same during such period.

13.17 Currency - All references in this Agreement to monetary amounts are expressed in the currency of the United States of America.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first written above

SOURCE GOLD CORP.

Per /s/ Lauren Notar

Lauren Notar, Pres, CFO

AND

/s/ Blair Naughty	ILLEGIBLE
Blair Naughty	(witness)

Schedule A - List of Claims

Tenure Numbers	Area (in Hectares)	Good Standing Date
897629	328.94	Sept. 15, 2012
897649	399.65	Sept. 15, 2012
897669	398.69	Sept. 15, 2012
TOTAL	1127.28